Exhibit 10.19
CONSULTING AGREEMENT

DATE:	October 03, 2007

PARTIES:	Mr. Robert Chioini, Chairman/CEO/President

Rockwell Medical Technologies, Inc.
30142 Wixom Road
Wixom, MI 48393 USA
Lions Gate Capital          (the “Consultant”)
Jim Braseth
RECITALS:
     WHEREAS, the Company wishes to contract with the Consultant for the performance of certain investor relations services.
     WHEREAS, the Consultant declares that it is engaged in an independent business or employed by a party other than the Company and that the Company is not the Consultant’s sole and only client, customer or employer.
     WHEREAS, the parties hereto wish to enter into a Client-Independent Consulting/ Contractor relationship for their mutual benefit, and further wish to set forth the terms of such association in writing.
AGREEMENTS:
     NOW, THEREFORE, in consideration of the foregoing representations and the mutual covenants set forth herein, the Company and the Consultant agree as follows:
     1.     Services to be Performed. The Company hereby engages the Consultant to advise and perform work for the Company with respect to matters associated with the Company’s investor relations. The scope of such work will be determined from time to time by agreement of the parties, however the initial scope of work will consist of exposing the Company to the equity investment community which includes but is not limited to: analysts, money managers, institutional investors, stock-brokers, mutual funds, broker-dealers, wire-houses, newspapers, television, and trade publications.
     2.     Fees, Terms of Payment and Warrant.
a.	Cash compensation. The Company shall pay the Consultant $1,500 on the first of each month for one year.

b.	Warrant. The Company agrees as additional compensation to issue to the Consultant 180,000 Common Stock Purchase Warrants (“Warrants”) for monthly services rendered over a 12 month period commencing with the date of this agreement. The terms and conditions of the Warrants will be set forth in a separate agreement containing the terms and conditions set forth in this paragraph and such other terms and conditions as are mutually acceptable to the Company and the Consultant. The Warrants will become earned at the rate of 15,000 Warrants at the first of each month of service that is rendered by Consultant under this agreement. The first 90,000 Warrants that are earned will have an exercise price of $7.00 per share and the remaining 90,000 Warrants will have an exercise price of $7.50. The Warrants that are earned will expire at the close of business on the fourth anniversary of the date of this agreement. Warrants that are not earned prior to termination of this agreement will expire upon termination of this agreement. Warrants will become exercisable on the first anniversary of the date on which they are earned and may be exercised in whole or in part at any time until their expiration by the submission of an exercise notice in the form to be attached as an exhibit to the Warrant agreement, accompanied by payment of the exercise price in cash or certified check. The Company will use reasonable commercial efforts to register, under the Securities Act of 1933, the shares to be issued upon exercise of the Warrants, at its discretion, in one or more of the following ways: (i) for resale by Consultant, following issuance of the shares to be registered, either on a separate registration statement filed for that purpose or as part of another registration statement that the Company may file, provided that the Company shall not be required at any time to file a registration statement for less than 30,000 shares issued upon exercise of Warrants; or (ii) prior to exercise of the Warrants by Consultant if the Company determines, in its sole discretion, that it is then eligible to use a Form S-3 registration statement for such registration. Determination of compliance with registration requirements under Federal and State securities laws will be at the sole discretion of the Company. To the extent the shares issuable upon exercise are not registered prior to issuance, they will bear a legend restricting transfer. The warrants will be subject to customary restrictions on transfer.
     3.     Instrumentalities. The Consultant shall supply all equipment, tools, materials and supplies to accomplish the designated jobs or services set forth in Paragraph 1, except if approved by the Company.
     4.     Expenses. The Company shall not be responsible or liable for any expenses incurred by the Consultant in performing any jobs or services under this Agreement, except accountable out-of-pocket expenses of Consultant, except as approved by the company.
     5.     The Consultant’s Status. This Agreement is not intended to, does not constitute and shall not be construed as a hiring by either party. The parties hereto are and shall remain independent. The Consultant retains the sole and exclusive right to control or direct the manner or means by which the jobs or services described herein are to be performed. The Company retains only the right to control the results to insure their conformity with that specified herein.
     The Consultant shall comply with all federal, state and local laws, and rules and regulations that are now or may in the future become applicable to the Consultant, its business, equipment and personnel engaged in accomplishing the jobs or services provided under this Agreement or arising out of the performance of this Agreement.
     6.     Payroll or Employment Taxes. The Consultant will not be treated as an employee for federal, state or local tax purposes or for any other purpose. No payroll or employment taxes of any kind shall be withheld or paid with respect to payments to the Consultant, including but not limited to FICA, FUTA, federal personal income tax, state personal income tax, state disability insurance tax, and state unemployment insurance tax. The Consultant agrees that it is responsible for making all filings with and payments to the Internal Revenue Service and state and local taxing authorities as are appropriate to its status as a Consultant.
     7.     Workers’ Compensation, Unemployment Compensation, Benefits. No workers’ compensation insurance has been or will be obtained by the Company for the Consultant. The Consultant understands that he is not entitled to unemployment compensation benefits or any other benefits normally afforded to any employee of the Company, due to his status as a Consultant.
     8.     Termination. The consulting arrangement provided herein may be terminated by either party upon 30 days notice.
     9.     Law Governing Contract. This Agreement and all questions arising in connection with it shall be governed by the laws of the State of Michigan.
10. Entire Agreement. This Agreement states the entire Agreement of the parties, and merges all prior negotiations, agreements and understandings, if any, except for any confidentiality agreements between the parties. No modification, release, discharge or waiver of any provision hereof shall be of any force or effect unless made in writing and signed by the parties hereto. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their representative laws, personal representatives, successors and assigns.
IN WITNESS WHEREOF, the parties have executed this Agreement and caused it to be dated as of the day and year first written above.

“COMPANY” Rockwell Medical Technologies, Inc.
By /s/ Robert L. Chioini
Mr. Robert Chioini, Chairman/CEO/President

“CONSULTANT”
BY /s/ James Braseth
Mr. James Braseth

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